RALLY RD.

Exclusive Purchase Option Agreement

As of June 25th, 2020

This exclusive purchase option agreement (the “Option Agreement”) is made between RSE Archive, LLC (“Purchaser” or “us”) and Matthew Rose (“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points:

▪You are the exclusive, unencumbered owner of the Asset(s), and you have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

▪We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

▪For a period of three (3) months from the date of this Option Agreement (the “Period”), you grant us the exclusive right to purchase the Asset(s).

Your Rights & Obligations:

▪You maintain possession of the Asset(s) throughout the Period.

▪You will store, maintain, and insure the Asset(s) as part of your inventory and consistent with the manner in which they were stored, maintained, and insured prior to the date of this Option Agreement.

▪You will provide us with reasonable access to the Asset(s) for the creation of marketing materials.  Marketing materials remain our property.

▪You will not advertise the Asset(s) online, in print, on social media, or with a third-party dealer or listing service without our prior written agreement.

The Results:

▪Upon the successful completion of an offering through the Rally platform, you will receive payment of the Consideration for the associated Asset, as outlined below.

Other:

▪This Option Agreement may be modified or amended only with the prior written consent of both Purchaser and Seller.

RALLY RD.

Asset:	Halo: Combat Evolved [NFR]
Description:	Wata 9.8 A++ Sealed Xbox Microsoft 2001 USA
Total Acquisition Cost:	$ 23,000
Consideration: Cash (%) Equity (%) Total	$ 23,000 (100%) (0%) $ 23,000
Other Terms: Down Payment	$ 23,000 due on signing

Additional Terms & Conditions:

Acknowledged and Agreed:

By: /s/ Christopher J. Bruno	By: /s/ Matthew Rose
RSE Archive, LLC	SELLER
Name:Christopher J. Bruno	Name: Matthew Rose
Title: Chief Executive Officer	Title: Principal